Exhibit 10.1

SEPARATION AND RELEASE AGREEMENT

This Separation and Release Agreement (“Agreement”), dated December 7, 2011, is entered into by and between Kent W. Christensen (“Executive”) and Extra Space Storage Inc. and Extra Space Storage LP (collectively the “Company”).

1.                                       Termination of Employment.  Executive and the Company agree that Executive’s employment with the Company was mutually terminated effective December 5, 2011 (the “Termination Date”).  Effective as of the Termination Date Executive irrevocably resigns all officer and director positions that he holds with the Company and its direct and indirect subsidiaries and affiliates.

2.                                       Severance Benefits.  Subject to compliance with Sections 3 and 4 of this Agreement Executive shall be entitled to receive and the Company shall pay and provide Executive with the following compensation and benefits, less any tax or other legally required withholdings:

(a)                                  $30,943 which is the balance of Executive’s 2011 salary (“2011 Salary”), in a lump sum paid on the Termination Date;

(b)                                 $371,315 (the “2012 Salary”), payable within five days following the Release Effective Date (as defined below);

(c)                                  $417,729 (“2011 Bonus Payment”), paid in lieu of a bonus under the Company’s annual bonus plan for 2011, payable within five days following the Release Effective Date;

(d)                                 $374,181 (“2012 Bonus Payment,” and collectively with the 2012 Salary and the 2011 Bonus Payment, the “Cash Severance”), payable within five days following the Release Effective Date;

(e)                                  Payment by the Company of the amount Executive would be required to pay for continuation coverage under the Company’s group health plan under Section 4980B of the Internal Revenue Code of 1986, as amended (the “Code”), or any similar state law (COBRA) until the earlier of (i) twelve months following the Termination Date, (ii) the date Executive and his eligible dependents become covered under another employer’s group health plan, or (iii) the date Executive no longer is a “Qualified Beneficiary” (as such term is defined in Section 4980B of the Code) (the “COBRA Benefit”); provided that Executive and his eligible dependents elect such continuation coverage within the time period required by COBRA; and

(f)                                    Full vesting on the Termination Date in the stock options and restricted stock set forth on Exhibit A (the “Vesting Equity” and collectively with the Cash Severance Payment and the COBRA Benefit, the “Severance”); provided that no such stock options may be exercised or such restricted stock sold or otherwise transferred prior to the exercise/sale date set forth opposite the Vesting Equity on Exhibit A; and provided further that if Executive violates the provisions of this Agreement prior to such exercise/sale date, then such stock options and restricted stock shall automatically be cancelled and forfeited to the Company.

2.                                       Cooperation.  At the request of the Company, Executive agrees to cooperate to the fullest extent possible with respect to legal and operational matters involving the Company about which Executive has or may have personal knowledge, including reasonable cooperation in the professional transition of those matters for which he was responsible and involved in during his employment with the Company and any such matters which may arise after the Termination Date.

3.                                       Covenants

(a)                                  No Disparagement/Communications.  Executive will not disparage the Company, its subsidiaries and affiliates as well as their directors, officers, agents, attorneys, employees, stockholders, representatives, partners or members, to third parties or the public.  The Company’s current officers and members of its current Board of Directors shall not, at any time following the date of this Agreement, make any disparaging public statements or publish any disparaging remarks about the Executive.  Nothing in this Section shall be construed to limit the ability of Executive or the Company’s officers or members of its Board of Directors to give truthful testimony pursuant to valid legal process, including but not limited to, a subpoena, court order or a government investigative matter.

(b)                                 Non-Solicitation of Company Employees.   For a period of one year following the Termination Date, Executive will not knowingly, and will not knowingly assist anyone else to, directly or indirectly, solicit, induce or attempt to solicit or induce, any employee of the Company, its subsidiaries or affiliates to terminate such person’s employment relationship with the Company, its subsidiaries or affiliates without the Company’s express written consent.  General advertisements made to the public shall not be considered a breach of this Agreement.

(c)                                  Non-Compete.  For a period of one year following the Termination Date, Executive agrees not to directly or indirectly become employed by, operate, join, control, advise, work for, or provide consulting services to Public Storage, CubeSmart, U-Haul or Sovran Self Storage, Inc., or any of their respective subsidiaries or affiliates. This prohibition applies anywhere within the United States of America.

(d)                                 Return of Company Property.  Executive understands and agrees that he will return all Company property, including but not limited to, all keys to Company property, Company credit cards and access cards, any computers and related devices, all information contained on a Company computer or related device, and the originals and all copies (whether on paper, disk, tape, or in another form) of all information that Executive has about the Company’s business, customers, suppliers, employees, and agents.

(e)                                  Confidential Information.  For a period of two years following the Termination Date, Executive shall keep secret and retain in strictest confidence, and shall not use for his benefit or the benefit of others, all confidential matters relating to the Company’s business and the business of any of its subsidiaries and affiliates, learned by the Executive during his employment with the Company (the “Confidential Company Information”), and shall not disclose such Confidential Company Information to anyone outside of the Company except with the Company’s express written consent and except for Confidential Company Information which is at the time of receipt or thereafter becomes publicly known through no wrongful act of the Executive or is received from a third party not under an obligation to keep such information confidential and without breach of this Agreement

4.                                       Release.

(a)                                  In consideration of the promises made by the Company in this Agreement, Executive agrees that he, on behalf of himself and any past, present or future heirs, executors, administrators, or assigns, hereby irrevocably and unconditionally releases and holds harmless the Company and each of the Company’s agents, directors, officers, partners, members, employees, representatives, attorneys and affiliated companies, divisions, subsidiaries and parents (and agents, directors, officers, partners, members, employees, representatives and attorneys of such affiliates), and its and their predecessors, successors, heirs,  executors, administrators and assigns, and all persons acting by, through, under or in concert with any of them (collectively “Releasees”), or any of them, from any and all actions, causes of action, suits,  debts, charges, complaints, promises, claims, demands, losses, liabilities and obligations of any nature whatsoever, in law or equity, known or unknown, suspected or unsuspected, fixed or contingent which Executive ever had, now has, or he or his heirs, executors, administrators or assigns hereafter may claim to have against each or any of the Releasees (hereinafter, the “Claims”), arising from or relating in any way to Executive’s employment relationship with the Company or the separation of that employment relationship, whether the Claims arise from any alleged violation by the Company of any federal, state or local statutes, ordinances or common law, and whether based on contract, tort, or statute or any other legal or equitable theory of recovery.  Such Claims include, without limitation, any Claims for severance or vacation or other benefits, unpaid wages, salary or incentive payment, breach of contract, tort, fraud, misrepresentation, defamation, libel, harassment, retaliation, violation of public policy, wrongful dismissal or discharge, breach of the implied covenant of good faith and fair dealing, and employment discrimination under any applicable federal, state or local statute, provision, order or regulation, including but not limited to, Claims arising under Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1866, the Equal Pay Act, the Americans with Disabilities Act, the Fair Labor Standards Act, the Employee Retirement Income Security Act, the Family Medical Leave Act, Sarbanes-Oxley Act of 2002 and the Utah Antidiscrimination Act, and Claims for damages or other remedies of any sort, including, without limitation, compensatory damages, punitive damages, injunctive relief and attorneys’ fees.

(b)                                 Executive understands and agrees that Executive’s employment with the Company and the separation of that employment may have caused injuries or damages, or given rise to claims for damages, the existence of which and the consequences of which are now unknown but which may become known in the future.  EXECUTIVE NEVERTHELESS INTENDS TO AND DOES HEREBY RELEASE ALL CLAIMS FOR ALL INJURIES, DAMAGES, OR CLAIMS OF WHATEVER TYPE OR NATURE, WHETHER NOW

KNOWN OR UNKNOWN THAT AROSE OR MAY ARISE IN ANY WAY OR TO ANY DEGREE OUT OF ANY ACTIONS BY THE RELEASEES PRIOR TO THE EFFECTIVE DATE OF THIS AGREEMENT, IT BEING THE PARTIES’ INTENT TO RELEASE THE RELEASEES FROM LIABILITY TO THE FULLEST EXTENT PERMITTED BY LAW.

(c)                                  Notwithstanding anything else herein to the contrary, this Agreement shall not affect: (i) the Company’s obligations under any employee benefit plan, program or arrangement (including, without limitation, obligations to the Executive under any stock option, stock award or agreements or obligations under any retirement plan); (ii) rights to indemnification the Executive may have under any directors and officers liability insurance, the Company’s Bylaws or Articles of Incorporation; (iii) rights Executive may have as a shareholder, unit holder or member of the Company’s operating partnership; (iv) claims for unemployment compensation pursuant to the terms of applicable state law; (v) Executive’s right to bring to the attention of the Equal Employment Opportunity Commission or the Utah Antidiscrimination and Labor Division claims of discrimination, harassment or retaliation; provided, however, that Executive does release his right to secure any damages for any alleged discrimination, harassment or retaliation; or (vi) any claims that cannot be waived by law.

(d)                                 Executive hereby waives any right to recover damages, costs, attorneys’ fees, and any other relief in any proceeding or action brought against the Releasees by any other party, including without limitation the Equal Employment Opportunity Commission and the Utah Antidiscrimination and Labor Division, or other administrative agency, on Executive’s behalf asserting any claim, charge, demand, grievance, or cause of action released by Executive herein.

5.                                       Should Executive attempt to challenge the enforceability of this Agreement, as a further limitation on any right to make such a challenge, Executive shall initially submit to the Company the full amount of the Cash Severance previously provided to Executive in connection with this Agreement plus interest at the standard statutory rate, and invite the Company to retain such monies and agree with Executive to cancel this Agreement.  In the event the Company accepts this offer, it shall retain such monies and this Agreement shall be canceled.  In the event the Company does not accept such offer, it shall so notify Executive and shall place such monies into an interest-bearing escrow account pending resolution of the dispute between Executive and the Company as to whether this Agreement shall be set aside and/or otherwise rendered unenforceable.

6.                                       (a) In addition to all other available legal or equitable remedies, if Executive is found to have breached the covenants contained in Section 3 or 4 of this Agreement, Executive shall be obligated to return all but $100 of the Cash Severance to the Company within five business days following written demand by the Company.

(b) In addition to all other available legal or equitable remedies, if Company is found to have breached the covenants contained in Section 3(a) of this Agreement, Company shall be obligated to pay Executive, as liquidated damages, an amount equal to the Cash Severance within five business days following written demand by the Executive.

7.                                       This written Agreement supersedes any prior written or verbal adjustment of this matter and constitutes a complete resolution of all Claims against the Releasees.  There may be no modification of this Agreement except in writing signed by all parties.  If any of the provisions of this Agreement are found null, void, or inoperative, for any reason, the remaining provisions will remain in full force and effect.  The prevailing party in any action or proceeding between the Company and Executive, whether by suit, arbitration, or otherwise, as to the rights or obligations under this Agreement shall be entitled to all costs incurred in connection therewith, including reasonable attorneys’ fees and expert fees.

8.                                       Except for an action seeking injunctive relief, all disputes, controversies, or claims based upon, relating to, or arising from Executive’s employment by the Company or the terms, interpretation, performance, breach, or arbitrability of this Agreement (other than workers’ compensation claims) shall be settled through final and binding arbitration.  Unless Executive and the Company mutually agree otherwise, the arbitration shall be conducted by a single neutral arbitrator before the Judicial Arbitration and Mediation Service (“JAMS”), in accordance with its applicable rules. The arbitration shall be commenced by filing a demand for arbitration with JAMS within fourteen (14) days after the filing party has given notice of such breach to the other party.  Judgment on the award the arbitrator renders may be entered in any court having jurisdiction over the parties.  Arbitration may be compelled and enforced in accordance with the Federal Arbitration Act, 9 U.S.C. §1, et seq.  Arbitration shall be conducted in Salt Lake City, Utah with rights of discovery in accordance with the Utah Rules of Civil Procedure.  Each party shall be responsible for his, her or its own attorneys’ or representatives’ fees, unless the arbitrator finds that a statutory award of attorneys’ fees is appropriate.

9.                                       This Agreement and the rights and obligations hereunder shall be governed by, and construed and interpreted in all respects in accordance with, the laws of the State of Utah.

10.                                 Executive agrees and understands that the execution of this Agreement shall not constitute or be construed as an admission by the Company of any liability to, or of the validity of any Claim whatsoever by Executive.  The Company specifically denies any liability to Executive on the part of itself, its directors, officers, agents, partners, members, employees and representatives.

11.                                 Executive acknowledges that Executive has been advised by the Company to seek legal and financial advice regarding the effect of this Agreement, prior to signing it.  By affixing his initials hereafter, Executive acknowledges that Executive has either:

(a)                                  Knowingly waived Executive’s right to seek legal advice and is signing this Agreement without obtaining such counsel; or

(b)                                 Obtained legal advice and is signing this Agreement after consulting with independent counsel.

Executive further acknowledges that the Company informed him that he has at least twenty-one (21) days to consider whether or not to sign this Agreement.

12.                                 Executive has the right to revoke this Agreement within seven (7) days of signing it.  To revoke the Agreement, Executive must both send a written letter by certified mail to Robin L. Struve, Latham & Watkins, 233 S. Wacker Drive, Suite 5800, Chicago, Illinois 60606 and call Robin L. Struve at (312) 876-7632 to inform the Company of the revocation.  This Agreement shall be effective on the eighth (8th) day following Executive’s execution of this Agreement, provided it has not been revoked as provided in this Section 9 (the “Release Effective Date”).  If Executive does not sign this Agreement within twenty (21) days of the Termination Date, or revokes this Agreement, he will not receive the Severance described in Section 2 above.

13.                                 Executive and the Company acknowledge that they have read the above twelve (12) Sections and this Section 13 and fully understand the terms, nature, and effect of this Separation and Release Agreement, which they voluntarily execute in good faith and deem to be fair and equitable.

Kent W. Christensen	Extra Space Storage Inc.

/s/ Kent W. Christensen	By:	/s/ Spencer F. Kirk
(“Executive”)

December 7, 2011	December 7, 2011
Date	Date

Extra Space Storage LP

ESS Holdings Business Trust I,
Its General Partner

		By:	/s/ Spencer F. Kirk

December 7, 2011
Date

EXHIBIT A

VESTING EQUITY

Stock Options	Grant Date	Exercise Price	Exercise/Transfer Date
15,000	2/13/2008	$14.61	2/13/2012
62,500	2/17/2009	$6.22	2/17/2012
29,250	2/16/2010	$11.59	2/16/2012
15,050	2/8/2011	$19.60	2/8/2012

Restricted Stock
11,250	2/13/2008	n/a	2/13/2012
27,500	2/17/2009	n/a	2/17/2012
28,600	2/16/2010	n/a	2/16/2012
17,400	2/8/2011	n/a	2/8/2012